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                                                                         EX-23.1

         Ludlow & Harrison
         A CPA Corporation
         3545 Camino Del Rio South, Suite D
         San Diego, CA 92108

                                   June 26, 2001

         TO WHOM IT MAY CONCERN:

         We do hereby consent to the incorporation by reference in this Registration Statement of our Auditor's Report and Financial Statements for Senior Care Industries, Inc., as of December 31, 1999 and December 31, 2000 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the years then ended together with our Auditor's Report and Financial Statements for Tri-National Development Corporation, as of April 30, 1999 and April 30, 2000 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the years then ended.

         PROFESSIONALLY,

         /S/ Ludlow & Harrison
         ----------------------
         Ludlow & Harrison
         A CPA Corporation